EXHIBIT 99.1

Contact:                                                  KCSI
  William H. Galligan                    Kansas City Southern Industries, Inc.
  Asst. Vice President-Corporate Affairs                  114 West 11th Street
  The Kansas City Southern Railway Co.             Kansas City, Missouri 64105
  (816) 983-1551
                                                        NYSE Symbol: KSU

                                    Release No.: 1997-14   Date: July 29, 1997


                               NEWS RELEASE
            KANSAS CITY SOUTHERN INDUSTRIES, INC. ANNOUNCES
      3-FOR-1 STOCK SPLIT AND 20% INCREASE IN ANNUAL DIVIDENDS

                               (Page 1 of 2)

The Board of Directors of Kansas City Southern Industries, Inc. (NYSE-KSU) today authorized a 3-for-1 split effective in the form of a stock dividend in the Company's common stock as of July 29, 1997 to stockholders of record as of August 25, 1997 and payable on September 16, 1997. New certificates will be issued no later than September 16, 1997. The Board also declared a cash dividend of $0.12 per share on the Company's outstanding common stock (on a pre-split basis) also payable on September 16, 1997 to stockholders of record as of August 25, 1997.

Landon H. Rowland, Chairman, President and Chief Executive Officer, said,
"The Board has approved this 3-for-1 split and 20% increase in annual dividend rate in reaction to the value that has been added to our two business segments:
Financial Asset Management and Transportation. Since the first of the year, our Kansas City Southern Railway has acquired extremely valuable new holdings in both Mexico and the United States. These acquisitions give the Transportation segment a strategic north-south rail corridor linking the U.S. and Mexican industrial heartlands. As a result, we now believe we are operating part of the most valuable rail property for future growth in North America."

"Likewise, assets under management of our Financial Asset Management segment, which includes the Janus and Berger mutual funds, have grown from $49.9 billion to $69.7 billion since the beginning of the year. Mutual Funds are the fastest growing investment and saving products for individual investors in the world. As this trend becomes even more global, we see growing value for our shareholders," said Rowland.

Kansas City Southern and Transportacion Ferroviaria Mexicana ("TFM") recently completed bond financing for their investment in the Northeast Mexican Rail Line. TFM, a joint venture created between KCSI and Transportacion Maritima Mexicana, S.A. de C.V. (NYSE: TMM) now operates a 50-year concession of the privatized Northeast Line of FNM, the Mexican national railroad. TFM took over management of the Mexican railroad on June 23, which followed a very successful financing of the acquisition of TFM.

"Over-subscription of the bond offering used to finance our acquisition of TFM shows that the financial community understands what we've known since we made our bid -- that this rail system has enormous future revenue growth potential and is the crown jewel of the Mexican rail system," said Mike Haverty, a Director of KCSI and President of the Kansas City Southern Railway Company. "Major improvements in the operation of the Mexican railroad have already been achieved and our customers tell us they like what they see."




                             NEWS RELEASE
           KANSAS CITY SOUTHERN INDUSTRIES, INC. ANNOUNCES
      3-FOR-1 STOCK SPLIT AND 20% INCREASE IN ANNUAL DIVIDENDS

                          (Page 2 of 2)


"Growth of our assets under management at Janus and Berger has been beyond our expectations since the start of 1997," said Joseph Monello, Chief Financial Officer of KCSI, "and this acceleration of growth is bringing extraordinary value to our Financial Asset Management operations. Given global trends, we expect this trend to continue and that is holding great promise for our shareholders."

Kansas City Southern Industries (as of June 30, 1997) has over 35,725,229 shares outstanding and after the split will have over 107,175,687 million shares outstanding.

The Board of Directors also declared a regular quarterly dividend of $0.25 per share on the outstanding preferred stock. This dividend is payable on October 7, 1997 to preferred stockholders of record at the close of business on September 19, 1997.


                 .......... The End